EXHIBIT 10.57

Executive Officer	Option No.: - ISO

ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.01 par value (the “Stock”), to the optionee named below.  The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the Company’s 2015 Omnibus Long-Term Incentive Plan (the “Plan”).

Grant Date:

Name of Optionee:

Optionee’s Social Security Number:

Number of Shares Covered by Option:

Option Price per Share:                                                                                                                                                                                                     $     (At least 100% of Fair Market Value)

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also available upon request to the Secretary.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

Executive Officer	Option No.: - ISO

ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option

This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.  If you cease to be an employee of the Company, its parent or a Subsidiary (“Employee”) but continue to provide Service, this option will be deemed a nonstatutory stock option three months after you cease to be an Employee.  In addition, to the extent that all or part of this option exceeds the $100,000 rule of Section 422(d) of the Internal Revenue Code, this option or the lesser excess part will be deemed to be a nonstatutory stock option.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option.  Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to one-third (1/3) of the total number of shares covered by this option, as shown on the cover sheet, on each of the first, second and third anniversaries of the Grant Date, provided you then continue in Service.  The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

No additional vesting shall occur after your Service has terminated for any reason.

Termination after Long-Term Service

Notwithstanding the foregoing vesting rules, if you incur a termination of Service by the Company other than for “Cause” (as defined in the Employment Agreement), at any time after you have provided fifteen (15) years of Service to the Company, you shall be one hundred percent (100%) vested in this option as of the date of such termination of Service.

Termination without Cause, Good Reason or Non-Renewal of Employment Agreement

Notwithstanding the foregoing vesting rules, if (i) the Company terminates your Service or your Employment Agreement without “Cause” (as defined in your Employment Agreement) during the term of your Employment Agreement, (ii) you terminate your Service or your Employment Agreement for “Good Reason” (as defined in your Employment Agreement) during the term of your Employment Agreement, or (iii) your Service is terminated upon the Company’s election not to renew the term for one of the four successive one-year renewal terms pursuant to Section 2 of your Employment Agreement, then, after the Company’s receipt of the Severance and Release Documents (as defined in your Employment Agreement) you shall be 100% vested in this option as of the date of the Company’s receipt of such Severance and Release Documents.

As used herein, the term “Employment Agreement” shall mean that certain Employment Agreement between you and the Company dated July 1, 2016, as the same may be amended after the date hereof.

Term	Your option will expire in any event at the close of business at Company headquarters on the day of the 10th anniversary of the Grant Date, as shown on the cover sheet.

Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than death, Disability or Cause, your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Death

If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death.  During that twelve month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause),  and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date.  In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Extension of Expiration Date

Notwithstanding the foregoing, if (i) you are terminated pursuant to Sections 5(a), (c), (d) or (e) of your Employment Agreement, and (ii) you are precluded from selling in the open market any shares of Stock underlying your option for any portion of the period of time between the date of termination of your Service and the expiration date of your option set forth in the section entitled “Regular Termination,” “Death” or “Disability” above, as applicable, by reason of any lock-up agreement restricting your ability to sell such Stock in the open market or under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), then the expiration date for the option shall be extended for a period of time equal to the number of days that you were precluded from selling such Stock during the exercise period, provided, however, that the expiration date shall not be extended pursuant to this section beyond the tenth (10th) anniversary of the Grant Date.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law.  However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract.  Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.  The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form.  Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally).  Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship).  The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order, wire transfer or another cash equivalent acceptable to the Company.

• Shares of Stock which are already owned by you. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•                  By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company (a “Qualified Broker”) to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (the “Net Exercise”).

Withholding Taxes

You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to:  (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) withhold shares of Stock subject to the option granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option.  You cannot transfer or assign this option.  For instance, you may not sell this option or use it as security for a loan.  If you attempt to do any of these things, this option will immediately become invalid.  You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights

Neither your option nor this Agreement give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.  The Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the shares of Stock received pursuant to the exercise of your option have been issued.  No adjustments are made for dividends or other rights if the applicable record date occurs before your shares are issued, except as described in the Plan.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding option, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of an option or (B) a forfeiture of any Stock acquired by you upon the exercise of an option (but the Company will pay you the option price without interest).  Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity that is in the business of creating, financing, acquiring, investing in and managing precious metal royalties, precious metal streams and similar interests.  Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.  Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.

Other Agreements

You agree, as a condition of the grant of this option, that in connection with the exercise of the option, you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this award, you give explicit consent to the Company to process any such personal data.  You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact the Secretary at 303-573-1660 to request paper copies of these documents.

Certain Dispositions

If you sell or otherwise dispose of Stock acquired pursuant to the exercise of this option sooner than the one year anniversary of the date you acquired the Stock, then you agree to notify the Company in writing of the date of sale or disposition, the number of shares of Stock sold or disposed of and the sale price per share within 30 days of such sale or disposition.

Stock Ownership Requirements

You are required to continue to hold an aggregate of fifty percent (50%) of the shares of Stock acquired by you pursuant to this option grant together with all other shares of Stock acquired by you pursuant to any other option grant made under the Plan (such 50% to be determined after reducing the shares of Stock covered by this grant and all other option grants made to you under the Plan by the number shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with the exercise of this option and such other option grants) until the number of shares of Stock owned by you equals or exceeds       .  If the number of shares of Stock owned by you exceeds       , you may dispose of the shares of Stock acquired pursuant to this option grant as long as you continue to own at least        shares of Stock after the disposition.

Market Stand-off Agreement

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any shares of Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed 180 days in length).

By signing the cover sheet of this Agreement, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound their terms and conditions.

Executive Officer

NOTICE OF EXERCISE

ROYAL GOLD, INC.

2004 / 2015 OMNIBUS LONG-TERM INCENTIVE PLAN

INCENTIVE STOCK OPTION

Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000

Denver, CO  80202

Attention:  Secretary

Effective as of today, I,                         (“Purchaser”) hereby elect to exercise the following stock options (“Options”) granted to me under either (i) the Company’s 2004 Omnibus Long-Term Incentive Plan or (ii) its 2015 Omnibus Long-Term Incentive Plan, (the “Plan”) and available for exercise:

Grant Number or Grant Name	Grant Exercise Price per Share	Number of Options to Exercise (100 share minimum)	Total Option Price (Cost to Purchase)
- ISO	$		$

I hereby choose the following type of option exercise:

☐                                   EXERCISE AND HOLD ALL SHARES

Payment for the Total Option Price accompanies this Notice of Exercise as follows:

☐ Personal or Cashier’s Check	☐ Money order

☐ Wire transfer	☐ Other cash equivalent acceptable to the Company

☐ Shares of Stock which I already own, the value of which is determined as of the effective date of the option exercise. Describe shares:

Shares will be:

•                  registered according to the Share Registration information specified below; and

•                  delivered according to the Share Delivery information specified below.

☐                                   EXERCISE AND SELL TO COVER (also known as “Net Exercise”)

Payment for the Total Option Price shall be covered by the sale of shares by me either:

☐ Selecting “Exercise and Sell to Cover” in my Shareworks® account; or

☐ Delivering (on a form prescribed by the Company) an irrevocable direction to a licensed securities broker acceptable to the Company (a “Qualified Broker”) to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the Total Option Price.

I understand that the sale of shares to cover the Total Option Price will:

•                  incur reasonable broker commissions and fees which will be deducted from my proceeds; and

•                  result in a taxable event to me, and that the Company will withhold shares to cover applicable taxes, unless I have made alternative acceptable arrangements with the Company to otherwise cover applicable taxes.  Describe arrangement:

After shares are sold to cover the Total Option Price, broker commissions and fees, and shares are withheld by Royal Gold to cover applicable taxes, the remaining shares will be:

•                  registered according to the Share Registration information specified below; and

•                  delivered according to the Share Delivery information specified below.

Residual cash proceeds are to be sent or deposited:

☐ As I have specified in my Shareworks® account, if the sale of shares is processed through Shareworks®; or

☐ Other:

☐                                   EXERCISE AND SELL ALL SHARES*

Payment for the Total Option Price shall be covered by the sale of shares by me either:

☐ Selecting “Exercise and Sell All Shares” in my Shareworks® account; or

☐ Delivering (on a form prescribed by the Company) an irrevocable direction to a licensed securities broker acceptable to the Company (a “Qualified Broker”) to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the Total Option Price.

I understand that the sale of all shares will:

•                  incur reasonable broker commissions and fees which will be deducted from my proceeds; and

•                  result in a taxable event to me, and that the Company will withhold shares to cover applicable taxes.

The funds resulting from the sale of my shares shall be delivered:

☐ As I have specified in my Shareworks® account, if the sale of shares is processed through Shareworks®; or

☐ Other:

*This type of option exercise is subject to Purchaser’s stock ownership requirements specified in the Option Agreement covering this option.

SHARE REGISTRATION:  Shares resulting from an EXERCISE AND HOLD or an EXERCISE TO COVER are to be registered:

☐                                    In my name; or

☐                                    In my name and the name of my spouse, as joint tenants with right of survivorship:

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My spouse’s name:

My spouse’s Social Security or Tax Identification Number:

SHARE DELIVERY:  Shares resulting from an EXERCISE AND HOLD or an EXERCISE TO COVER are to be delivered:

☐                                    Electronically to my Shareworks® account;**

☐                                    In paper certificate form to my Royal Gold address; or

☐                                    In paper certificate form to my brokerage account as follows (the shares will not be delivered in “street name” under any circumstances):

Broker name:	Broker address:

Contact name:

Contact number: ( ) -

Contact email:	DTC number:

**Subject to holding requirements, trading window restrictions and/or Section 16 considerations, Shares delivered electronically to Purchaser’s Shareworks® account may subsequently be electronically sold on the market or transferred to Purchaser’s brokerage account or to another external institution, eliminating the need for paper certificates, medallion guarantees, etc.

1.              Representations of Purchaser.  Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

2.              Rights as Shareholder.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option.  The Shares so acquired shall be issued to the Purchaser as soon as practicable after exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in the Plan.

3.              Market Stand-off Agreement.  In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, Purchaser agrees not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any shares of Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed 180 days in length).

4.              Stock Ownership Requirements.  Purchaser understand that he or she is required to continue to hold fifty percent (50%) of the Shares acquired pursuant to the Option Agreement (such 50% to be determined after reducing the Shares covered by the Option Agreement by the number of shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with the purchase under this Notice) until the number of Shares owned by Purchaser equals or exceeds the number of Shares specified to be held in the Option Agreement related to these options.

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5.              Stop-Transfer Notices.  Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

6.              Tax Consultation.  Purchaser understands that he or she may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares.  Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

7.              Entire Agreement.  The Plan and the Option Agreement under which these options are covered, are incorporated herein by reference.  This Notice of Exercise, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser.

Agreed and Accepted:

Purchaser’s Signature

Purchaser’s Social Security No. or Tax Identification Number:      -   -

Purchaser’s Address:

Company’s Use:
Vesting Requirement Verified ☐
Date Received
Holding Requirement Verified ☐
Official’s Initials

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